TRANSFER AGENCY AND SERVICE AGREEMENT

FEE SCHEDULE

Effective November 1, 2013

Fee Schedule for Services as Transfer Agent, Dividend Disbursing Agent and Shareholder Servicing Agent for the Institutional Class, Administrative Class and Investor Class of the following Funds:

DOMESTIC EQUITY

Harbor Capital Appreciation Fund

Harbor Mid Cap Growth Fund

Harbor Small Cap Growth Fund

Harbor Large Cap Value Fund

Harbor Mid Cap Value Fund

Harbor Small Cap Value Fund

INTERNATIONAL AND GLOBAL EQUITY

Harbor International Fund

Harbor International Growth Fund

Harbor Global Value Fund

Harbor Global Growth Fund

Harbor Emerging Markets Equity Fund

STRATEGIC MARKETS

Harbor Commodity Real Return Strategy Fund

Harbor Unconstrained Bond Fund

FIXED INCOME

Harbor Convertible Securities Fund

Harbor Emerging Markets Debt Fund

Harbor High-Yield Bond Fund

Harbor Bond Fund

Harbor Real Return Fund

MONEY MARKET

Harbor Money Market Fund

Fees for the Institutional Class and Administrative Class are based on the average daily net asset value of the respective Fund. Fees are billable on a monthly basis at a rate of up to 0.06% of the average daily net assets for the preceding month.

Fees for the Investor Class are based on the average daily net asset value of the respective Fund. Fees are billable on a monthly basis at a rate of up to 0.18% of the average daily net assets for the preceding month.

All mass mailings to shareholders shall be the responsibility of the Fund, except that Harbor Services Group, Inc. shall provide the Fund with the appropriate mailing labels.

HARBOR FUNDS on behalf of Each of the Funds listed above	HARBOR SERVICES GROUP, INC.

/s/ Erik D. Ojala	/s/ Charles P. Ragusa
Erik D. Ojala, Vice President and Secretary	Charles P. Ragusa, President